UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2011
Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)
(210) 312-4000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 10, 2011, Rackspace Hosting, Inc. (the “Company”) issued a press release to announce the appointment of Karl Pichler, as Acting Chief Financial Officer and principal financial officer of the Company, as of April 15, 2011. Mr. Pichler will also serve as Treasurer.

As previously announced on February 10, 2011 Bruce Knooihuizen, Senior Vice President, Chief Financial Officer and Treasurer is retiring. On March 10, 2011, the Company entered into a Transition Employment Agreement with Mr. Knooihuizen which provides that his final service date for the Company will be April 15, 2011. The Transition Employment Agreement provides for a lump sum payment to Mr. Knooihuizen upon his separation, consisting of (i) one (1) year's base salary of $350,000, and (ii) a COBRA payment equal to one year of health benefits in the amount of $11,050.

Under the Transition Employment Agreement, Rackspace will also pay Knooihuizen the quarterly bonus for the first quarter of 2011 under the Company's non-equity incentive plan in an amount that he would have otherwise been paid had he been an employee on the actual bonus payment date and permit Mr. Knooihuizen to exercise all vested and exercisable stock options held as of the separation date until January 15, 2012. The Transition Employment Agreement also provides for a one (1) year noncompetition agreement and a comprehensive release of claims by Mr. Knooihuizen.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release “Rackspace Announces Interim Chief Financial Officer”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: March 10, 2011	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

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